Filed pursuant to Rule 433

Registration No. 333-254195

Issuer Free Writing Prospectus dated March 16, 2021

Relating to Preliminary Prospectus Supplement dated March 16, 2021

ILLUMINA, INC.

FINAL TERM SHEET

March 16, 2021

$500,000,000 0.550% Notes due 2023

$500,000,000 2.550% Notes due 2031

Issuer:	Illumina, Inc.

Format:	SEC Registered

Ratings*	Baa3/BBB/BBB

Trade Date:	March 16, 2021

Settlement Date**:	March 23, 2021 (T+5)

0.550% Notes due 2023

Principal Amount:	$500,000,000

Maturity Date:	March 23, 2023

Coupon (Interest Rate):	0.550%

Benchmark Treasury:	0.125% due February 28, 2023

Benchmark Treasury Price and Yield:	99-30 3/8; 0.151%

Spread to Benchmark Treasury:	40 basis points

Yield to Maturity:	0.551%

Price to Public:	99.998% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 23 and September 23 of each year, commencing on September 23, 2021

Make-Whole Call:	At any time prior to March 23, 2023, at a discount rate of Treasury plus 10 basis points

CUSIP Number:	452327 AL3

ISIN Number:	US452327AL38

2.550% Notes due 2031

Principal Amount:	$500,000,000

Maturity Date:	March 23, 2031

Coupon (Interest Rate):	2.550%

Benchmark Treasury:	1.125% due February 15, 2031

Benchmark Treasury Price and Yield:	95-14+; 1.623%

Spread to Benchmark Treasury:	95 basis points

Yield to Maturity:	2.573%

Price to Public:	99.798% of the Principal Amount

Interest Payment Dates:	Semi-annually on each March 23 and September 23 of each year, commencing on September 23, 2021

Make-Whole Call:	At any time prior to December 23, 2030, at a discount rate of Treasury plus 15 basis points

Par Call:	On or after December 23, 2030

CUSIP Number:	452327 AM1

ISIN Number:	US452327AM11

Joint Book-Running Managers:	Goldman Sachs & Co. LLC BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC

Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

MUFG Securities Americas Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Loop Capital Markets LLC

R.Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to two business days before the date of delivery will be required, by virtue of the fact that the notes initially settle in T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before the date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus dated March 12, 2021) and a preliminary prospectus supplement dated March 16, 2021 with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Goldman Sachs & Co. LLC or BofA Securities, Inc. can arrange to send you the prospectus and the prospectus supplement if you request them by calling or e-mailing Goldman Sachs & Co. LLC at 1-866-471-2526 or BofA Securities, Inc. at 1-800-294-1322 or dg.prospectus_requests@bofa.com.

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